CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 46 to Registration Statement No. 033-75116 on Form N-1A of our reports dated February 22, 2017, relating to the financial statements and financial highlights of the LKCM Small Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund, LKCM Fixed Income Fund, LKCM Small-Mid Cap Equity Fund, and LKCM Aquinas Catholic Equity Fund, each a series of LKCM Funds, appearing in the Annual Reports on Form N-CSR of LKCM Funds for the year ended December 31, 2016, and to the references to us under the headings “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

April 26, 2017